Media:  Tom Robinson
(816) 556-2902

Investor: Todd Allen
(816) 556-2083

FOR IMMEDIATE RELEASE

KANSAS CITY POWER & LIGHT FILES RATE REQUEST IN MISSOURI

Rate increase to support air quality improvement investments and increased fuel and operating expenses

Kansas City, MO (Feb. 1, 2007) - Kansas City Power & Light (KCP&L), a subsidiary of Great Plains Energy (NYSE: GXP), today filed a request with the Missouri Public Service Commission (MPSC) to increase rates for electric service in order to help recover costs of air quality improvement investments included in its Comprehensive Energy Plan (CEP) as well as higher fuel and other operational costs. The requested increase would add approximately $6.00 to a typical Missouri residential customer’s average monthly bill.

The increase reflects the cost of a key CEP component coming online in 2007 that will improve air quality in Kansas City -- the new Selective Catalytic Reduction (SCR) system at La Cygne Generating Station in Linn County, Kansas. This system will dramatically reduce the plant’s emissions of nitrogen oxides (NOx), a contributor to ground-level ozone. While vehicles are the largest contributor to ground-level ozone, the $80 million SCR system at La Cygne Generating Station is a significant voluntary step in improving Kansas City’s air quality.

KCP&L’s plan to move forward with the environmental upgrade to the La Cygne plant has been applauded by the Mid-America Regional Council’s (MARC) Air Quality Forum.

“This project is the single largest voluntary contribution to helping the Kansas City area maintain its attainment status under the EPA’s eight-hour ozone standard,” said David Warm, executive director of MARC. “Working with existing power plants to reduce emissions is the cornerstone of the MARC Clean Air Action Plan.”

“It is important that projects such as the SCR at our La Cygne Generating Station, which will be in service before the 2007 ozone season, be completed. This technology is the most effective method available for reducing nitrogen oxides emissions in plants like LaCygne,” said Michael Chesser, Great Plains Energy Chairman and CEO.

The rate request is also driven by higher fuel, purchased power, and other operating costs expected before the rate increase goes into effect in 2008. Current rates are 23% below the national average and near what customers paid in 1988. Since that time KCP&L has invested heavily in system efficiency and reliability, resulting in system reliability being among the top 25 percent of utilities nationwide.

“KCP&L is one of the most efficient utilities nationally and we are continuing to execute our Comprehensive Energy Plan,” said Chesser. “We have made improvements to ensure our customers and the community have affordable, reliable, and clean electric power. At the same time, we project substantial fuel and operating cost increases in 2007 that are not reflected in our current rates. While efficiencies have allowed us to keep rates low, we must address these rising costs now.”

During 2006, KCP&L completed its 100.5 MW Spearville Wind Energy Facility, introduced award winning energy efficiency and demand response programs, and completed a significant portion of the structural work for the La Cygne SCR equipment. This approach minimized the out-of-service time for La Cygne Unit 1 and ensured the environmental upgrades would be ready ahead of the 2007 ozone season.

“Our decision to invest in emission controls in advance of regulatory mandates helps manage project costs, ensure affordable, reliable, and clean electric power, and supports the community’s bright economic future,” said William Downey, president and chief executive officer of KCP&L.

In Missouri, KCP&L is seeking a $45 million or 8.3 percent increase in electric revenues, KCP&L expects that any rate changes approved by the MPSC will take effect January 1, 2008. KCP&L intends to continue its collaborative approach during the rate process, which will include public hearings and other opportunities for stakeholder input. KCP&L intends to file a similar request in Kansas in March, 2007.

Headquartered in Kansas City, Mo., KCP&L (www.kcpl.com) is a leading regulated provider of electricity in the Midwest. KCP&L is a wholly owned subsidiary of Great Plains Energy Incorporated (NYSE: GXP), the holding company for KCP&L and Strategic Energy L.L.C., a competitive electricity supplier.
CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. Other risk factors are detailed from time to time in the Company’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. This list of factors is not all-inclusive because it is not possible to predict all factors.